================================================================================



                                CREDIT AGREEMENT

                           DATED AS OF JUNE 19, 1995

                                     AMONG

                       SYSTEM SOFTWARE ASSOCIATES, INC.,



                          CERTAIN OF ITS SUBSIDIARIES,



                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                   AS AGENT,

                           BANK OF AMERICA ILLINOIS,
                                AS ISSUING BANK,

                                      AND

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                  ARRANGED BY


                              BA SECURITIES, INC.



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

                               TABLE OF CONTENTS

Section                                                              Page

ARTICLE I    DEFINITIONS...........................................     1
  1.1   Certain Defined Terms......................................     1
  1.2   Other Interpretive Provisions..............................    19
  1.3   Accounting Principles......................................    20
  1.4   Currency Equivalents Generally.............................    20

ARTICLE II   THE CREDITS...........................................    21
  2.1   Amounts and Terms of Commitments...........................    21
  2.2   Loan Accounts..............................................    21
  2.3   Procedure for Borrowing....................................    21
  2.4   Conversion and Continuation Elections......................    23
  2.5   Utilization of Commitments in Offshore Currencies..........    24
  2.6   Voluntary Termination or Reduction of Commitments..........    26
  2.7   Mandatory Optional Prepayments.............................    26
  2.8   Currency Exchange Fluctuations.............................    27
  2.9   Repayment..................................................    27
  2.10  Interest Rates.............................................    27
  2.11  Fees.......................................................    29
        (a)  Arrangement, Agency Fees..............................    29
        (b)  Commitment Fees.......................................    29
  2.12  Computation of Fees and Interest...........................    30
  2.13  Payments by the Borrower...................................    30
  2.14  Payments by the Banks to the Agent.........................    31
  2.15  Sharing of Payments, Etc. .................................    32

ARTICLE III  THE LETTERS OF CREDIT.................................    32
  3.1   The Letter of Credit Subfacility...........................    32
  3.2   Issuance, Amendment and Renewal of Letters of Credit.......    34
  3.3   Risk Participations, Drawings and Reimbursements...........    36
  3.4   Repayment of Participations................................    38
  3.5   Role of the Issuing Bank...................................    38
  3.6   Obligations Absolute.......................................    39
  3.7   Cash Collateral Pledge.....................................    40
  3.8   Letter of Credit Fees......................................    40
  3.9   Uniform Customs and Practice...............................    41

ARTICLE IV.  TAXES, YIELD PROTECTION AND ILLEGALITY................    41
  4.1   Taxes......................................................    41
  4.2   Illegality.................................................    42
  4.3   Increased Costs and Reduction of Return....................    43
  4.4   Funding Losses.............................................    44
  4.5   Inability to Determine Rates...............................    44
  4.6   Certificates of Banks......................................    45
  4.7   Substitution of Banks......................................    45
  4.8   Survival...................................................    45

Section                                                              Page
ARTICLE V    CONDITIONS PRECEDENT..................................    45
  5.1   Conditions of Initial Loans................................    45
        (a)  Credit Agreement......................................    46
        (b)  Notes.................................................    46
        (c)  Guaranty..............................................    46
        (d)  Resolutions; Incumbency...............................    46
        (e)  Organization Documents; Good Standing.................    46
        (f)  Legal Opinion.........................................    46
        (g)  Payment of Fees.......................................    46
        (h)  Certificate...........................................    47
        (i)  Other Documents.......................................    47
  5.2   Conditions to All Borrowings and Letters of Credit.........    47
        (a)  Notice of Transaction.................................    47
        (b)  Continuation of Representations and Warranties........    47
        (c)  No Existing Default...................................    47
  5.3   Addition of Subsidiary Borrowers...........................    47
        (a)  Supplemental Signature Page...........................    48
        (b)  Note..................................................    48
        (c)  Reaffirmation of Guaranty.............................    48
        (e)  Organization Documents; Good Standing.................    48
        (f)  Legal Opinion.........................................    49

ARTICLE VI   REPRESENTATIONS AND WARRANTIES........................    49
  6.1   Corporate Existence and Power..............................    49
  6.2   Corporate Authorization; No Contravention..................    49
  6.3   Governmental Authorization.................................    50
  6.4   Binding Effect.............................................    50
  6.5   Litigation.................................................    50
  6.6   No Default.................................................    50
  6.7   ERISA Compliance...........................................    50
  6.8   Use of Proceeds; Margin Regulations........................    51
  6.9   Title to Properties........................................    51
  6.10  Taxes......................................................    52
  6.11  Financial Condition........................................    52
  6.12  Environmental Matters......................................    52
  6.13  Regulated Entities.........................................    52
  6.14  No Burdensome Restrictions.................................    53
  6.15  Copyrights, Patents, Trademarks and Licenses, etc. ........    53
  6.16  Subsidiaries...............................................    53
  6.17  Insurance..................................................    53
  6.18  Full Disclosure............................................    53

ARTICLE VII  AFFIRMATIVE COVENANTS.................................    54
  7.1   Financial Statements.......................................    54
  7.2   Certificates; Other Information............................    55
  7.3   Notices....................................................    55
  7.4   Preservation of Corporate Existence, Etc. .................    56
  7.5   Maintenance of Property....................................    57

Section                                                              Page
  7.6   Insurance..................................................    57
  7.7   Payment of Obligations.....................................    57
  7.8   Compliance with Laws.......................................    57
  7.9   Compliance with ERISA......................................    57
  7.10  Inspection of Property and Books and Records...............    58
  7.11  Environmental Laws.........................................    58
  7.12  Use of Proceeds............................................    58

ARTICLE VIII  NEGATIVE COVENANTS...................................    58
  8.1   Limitation on Liens........................................    58
  8.2   Disposition of Assets......................................    60
  8.3   Consolidations and Mergers.................................    61
  8.4   Loans and Investments......................................    61
  8.5   Limitation on Indebtedness.................................    62
  8.6   Transactions with Affiliates...............................    63
  8.7   Use of Proceeds............................................    63
  8.8   Contingent Obligations.....................................    63
  8.9   Lease Obligations..........................................    63
  8.10  Restricted Payments........................................    64
  8.11  ERISA......................................................    64
  8.12  Change in Business.........................................    65
  8.13  Accounting Changes.........................................    65

ARTICLE IX   FINANCIAL COVENANTS...................................    65
  9.1   Net Worth..................................................    65
  9.2   Fixed Charge Ratio.........................................    65
  9.3   Indebtedness Ratio.........................................    65
  9.4   Senior Indebtedness Ratio..................................    65
  9.5   Quick Ratio................................................    66

ARTICLE X    EVENTS OF DEFAULT.....................................    66
  10.1  Event of Default...........................................    66
        (a)  Non-Payment...........................................    66
        (b)  Representation or Warranty............................    66
        (c)  Specific Defaults.....................................    66
        (d)  Other Defaults........................................    66
        (e)  Cross-Default.........................................    67
        (f)  Insolvency; Voluntary Proceedings.....................    67
        (g)  Involuntary Proceedings...............................    67
        (h)  ERISA.................................................    68
        (i)  Monetary Judgments....................................    68
        (j)  Non-Monetary Judgments................................    68
        (k)  Change of Control.....................................    68
  10.2  Remedies...................................................    68
  10.3  Rights Not Exclusive.......................................    69

Section                                                              Page
ARTICLE XI   THE AGENT.............................................    69
  11.1   Appointment and Authorization.............................    69
  11.2   Delegation of Duties......................................    70
  11.3   Liability of Agent........................................    70
  11.4   Reliance by Agent.........................................    70
  11.5   Notice of Default.........................................    71
  11.6   Credit Decision...........................................    71
  11.7   Indemnification of Agent..................................    72
  11.8   Agent in Individual Capacity..............................    72
  11.9   Successor Agent...........................................    72
  11.10  Withholding Tax...........................................    73

ARTICLE XII  MISCELLANEOUS.........................................    75
  12.1   Amendments and Waivers....................................    75
  12.2   Notices...................................................    76
  12.3   No Waiver; Cumulative Remedies............................    76
  12.4   Costs and Expenses........................................    77
  12.5   Company Indemnification...................................    77
  12.6   Payments Set Aside........................................    78
  12.7   Successors and Assigns....................................    78
  12.8   Assignments, Participations, etc. ........................    78
  12.9   Confidentiality...........................................    80
  12.10  Set-off...................................................    81
  12.11  Automatic Debits of Fees..................................    81
  12.12  Notification of Addresses, Lending Offices, Etc. .........    81
  12.13  Counterparts..............................................    81
  12.14  Severability..............................................    82
  12.15  No Third Parties Benefited................................    82
  12.16  Service of Process........................................    82
  12.17  Governing Law and Jurisdiction............................    82
  12.18  Entire Agreement..........................................    83

  SCHEDULES

  Schedule 1.1        Initial Control Group
  Schedule 2.1        Commitments
  Schedule 6.5        Litigation
  Schedule 6.7        ERISA
  Schedule 6.11       Permitted Liabilities
  Schedule 6.12       Environmental Matters
  Schedule 6.16       Subsidiaries and Minority Interests
  Schedule 6.17       Insurance Matters
  Schedule 8.1        Permitted Liens
  Schedule 8.5        Permitted Indebtedness
  Schedule 8.8        Contingent Obligations
  Schedule 12.2       Lending Offices; Addresses for Notices

  EXHIBITS

  Exhibit A      Form of Notice of Borrowing
  Exhibit B      Form of Notice of Conversion/Continuation
  Exhibit C      Form of Compliance Certificate
  Exhibit D-1    Form of Legal Opinion of Company's Counsel
  Exhibit D-2    Form of Legal Opinion of Counsel to Additional Borrowers
  Exhibit E      Form of Assignment and Acceptance
  Exhibit F      Form of Promissory Note
  Exhibit G      Form of Guaranty
  Exhibit H      Form of Supplemental Signature Page

                                CREDIT AGREEMENT
                                ----------------


     This CREDIT AGREEMENT is entered into as of June 19, 1995, among System Software Associates, Inc., a Delaware corporation (the "Company"), the Subsidiary Borrowers (as such term is hereinafter defined), the several financial institutions from time to time party to this Agreement (collectively, the "Banks," and individually, a "Bank"), Bank of America National Trust and Savings Association, as agent for the Banks and Bank of America Illinois, as letter of credit issuing bank.

     WHEREAS, the Banks have agreed to make available to the Company and the Subsidiary Borrowers a revolving credit facility with letter of credit subfacility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means BofA NT&SA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 11.9.

          "Agent-Related Persons" means BofA NT&SA and any successor agent arising under Section 11.9 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates (including, in the case of BofA NT&SA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on
     Schedule 11.2 or such other address as the Agent may from time to time specify.

          "Agreed Alternative Currency" has the meaning specified in subsection 2.5(e).

          "Agreement" means this Credit Agreement.

          "Applicable Currency" means, as to any particular payment or Loan or Letter of Credit, Dollars or the Offshore Currency in which it is denominated or is payable.

          "Arranger" means BA Securities, Inc., a Delaware corporation.

          "Assignee" has the meaning specified in subsection 12.8(a).

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA Illinois, in its capacity as Issuing Bank; for purposes of clarification only, to the extent that BofA Illinois may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101, et seq.) as amended from time to time.

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA NT&SA based upon various factors including BofA NT&SA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA NT&SA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan or an L/C Advance that bears interest based on the Base Rate.

          "BofA NT&SA" means Bank of America National Trust and Savings Association, a national banking association.

          "BofA Illinois" means Bank of America Illinois, an Illinois banking corporation.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to a Borrower on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.3.

          "Borrower" means the Company or any of the Subsidiary Borrowers; and "Borrowers" means all of the foregoing, collectively.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and (i) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market, and (ii) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA.

          "Change of Control" shall be deemed to have occurred at such time as:
     (i) the Initial Control Group holds less than 25% of the fully diluted common stock of the Company; or (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) other than the Initial Control Group shall acquire at any time beneficial ownership of common stock of the Company which on a fully diluted basis constitutes a greater percentage of the common stock of the Company than is beneficially owned at such time by the Initial Control Group.

          "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(g), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986 as amended from time to time, and regulations promulgated thereunder.

          "Commitment", as to each Bank, has the meaning specified in Section
     2.1.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Computation Date" has the meaning specified in subsection 2.5(a).

          "Consolidated Indebtedness" means the total consolidated liabilities of the Borrower and the Subsidiaries plus (without duplication) the undrawn face amount of all outstanding letters of credit issued for the account of the Borrower or any Subsidiary.

          "Consolidated Income Available for Fixed Charges" means, for any period, the sum of (i) Consolidated Net Income, plus (to the extent deducted in determining Consolidated Net Income) plus (ii) all provisions for any Federal, state, or other income taxes made by the Company and its Subsidiaries during such period plus (iii) Fixed Charges.

          "Consolidated Net Income" means, for any period, the consolidated net income (or deficit) of the Company and its Subsidiaries after deducting, without duplication, all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP and after deducting portions of income properly attributable to outstanding minority interests, if any, in Subsidiaries; provided, however, that there shall be excluded (i) any income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or merges into or consolidates with the Company or a Subsidiary, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has any ownership interest (except that any such income actually received by the Company or such Subsidiary in the form of cash dividends or similar distributions shall be included without limitation), (iii) any gains or losses, or other income, properly classified as extraordinary in accordance with GAAP, (iv) any gains or losses, or other income, characterized as non-recurring in the financial statements delivered pursuant to Section 7.1, (v) any gain resulting from the sale of fixed or capital assets other than in the ordinary course of business, (vi) any portion of the net income of a Subsidiary which for any reason cannot be distributed as a cash dividend, and (vi) any gains resulting from the reappraisal, revaluation or write-up of assets.

          "Consolidated Net Worth" means the sum of consolidated stockholders' equity of the Company and its Subsidiaries determined in accordance with GAAP, less, the sum of all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as such in accordance with GAAP, which are incurred subsequent to August 15, 1993 and for which the Company would not be entitled to a deduction for federal income tax purposes.

          "Consolidated Senior Indebtedness" means Consolidated Indebtedness less Subordinated Indebtedness.

          "Consolidated Tangible Net Worth" means the consolidated shareholders' equity of the Borrower and its Subsidiaries less the amount of any intangible assets.

          "Consolidated Total Capitalization" means the sum of Consolidated Net Worth and Consolidated Indebtedness.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
     (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.4, a Borrower, as the case may be, (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.5(a).

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; or (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

          "Event of Default" means any of the events or circumstances specified in Section 10.1.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection 2.11(a).

          "Fixed Charges" means, for any period, the sum of (i) interest expense (including the interest component of Rentals under capital leases), amortization of debt discount and expense on Indebtedness of the Company and its Subsidiaries during such period plus (ii) one-third of Rentals under operating leases.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty" means the guaranty executed by the Company in substantially the form of Exhibit G.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. The amount of any Indebtedness arising under clause (g) above shall be deemed to equal 10% of the notional amount of all Swap Contracts.

          "Indemnified Liabilities" has the meaning specified in Section 12.5.

          "Indemnified Person" has the meaning specified in Section 12.5.

          "Independent Auditor" has the meaning specified in subsection 7.1(a).

          "Initial Control Group" means the groups of Persons whose names appear on Schedule 1.1.

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

               (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (c) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Issuance Date" has the meaning specified in subsection 3.1(a).

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Bank" means BofA Illinois in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 11.1(b) or Section 11.9.

          "L/C Advance" has the meaning specified in subsection 3.3(d).

          "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

          "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 3.3(c).

          "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate, in Letters of Credit from time to time Issued or outstanding under Article III; provided that the aggregate Dollar Equivalent amount of L/C Obligations at any one time outstanding shall at no time exceed $25,000,000; and provided further that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

          "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 12.2, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

          "Letters of Credit" means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Bank pursuant to Article III which Letters of Credit may be denominated in Dollars or in any Offshore Currency except for any Offshore Currency with respect to which pursuant to Section 2.5(b) the Issuing Bank, in its capacity as a Bank, would not be required to make an Offshore Currency Loan.

          "Leverage Ratio" means, at any time, the ratio of (a)(i) Consolidated Indebtedness minus (ii) the aggregate principal Dollar Equivalent amount of all Offshore Currency Loans to the Subsidiary Borrowers then outstanding, provided the proceeds of such Offshore Currency Loans are maintained in a deposit account with the Agent or one of its Affiliates, to (b) Consolidated Tangible Net Worth.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank to the Company or a Subsidiary Borrower under Article II and Article III, in the form of a Revolving Loan or L/C Advance and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

          "Loan Documents" means this Agreement, any Notes, the Guaranty, the Fee Letters, the L/C-Related Documents, and all other documents delivered to the Agent or any Bank in connection herewith.

          "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the current or future operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries on a consolidated basis; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

          "Minimum Tranche" means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.4, (a) in the case of Base Rate Loans, $500,000 or any multiple of $100,000 in excess thereof, and (b) in the case of Offshore Currency Loans, the Dollar Equivalent amount of $1,000,000 or any multiple of 100,000 units of the Applicable Currency in excess thereof.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Note" means any promissory note executed by the Company or a Subsidiary Borrower in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit F.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company and the Subsidiary Borrowers to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, the obligations of the Company under the Guaranty.

          "Offshore Currency" means at any time English pounds sterling, Dutch guilders, French francs, Italian liras, German deutsche marks, Japanese yen, Australian dollars and any Agreed Alternative Currency.

          "Offshore Currency L/C" means any Letter of Credit denominated in an Offshore Currency.

          "Offshore Currency Loans" means any Offshore Rate Loan denominated in an Offshore Currency.

          "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

     Offshore Rate =              LIBOR
                     ------------------------------------
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               "LIBOR" means the rate of interest per annum (rounded upward to the next 1/16th of 1%) notified to the Agent by the Reference Bank as the rate of interest per annum at which deposits in the Applicable Currency in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by such Reference Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

               The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate, and may be an Offshore Currency Loan or a Loan denominated in Dollars.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA NT&SA's London Branch to major banks in the London or other applicable offshore interbank market.

          "Participant" has the meaning specified in subsection 12.8(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" has the meaning specified in Section 8.1.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

          "Reference Bank" means BofA or such other Bank as may be elected by the Majority Banks.

          "Rentals" means as of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

          "Replacement Bank" has the meaning specified in Section 4.7.

          "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Termination Date" means the earlier to occur of:

               (a)  June 19, 1997; or

               (b) the date on which the Commitments otherwise terminate in accordance with the provisions of this Agreement.

          "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Significant Subsidiary" shall mean any Subsidiary which would be a "significant subsidiary" under either clause (a) or clause (b) of the definition of Significant Subsidiary in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as such Regulation is in effect on the date hereof.

          "Spot Rate" for a currency means the rate quoted by BofA NT&SA as the spot rate for the purchase by BofA NT&SA of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California (or such other of BofA NT&SA's offices as BofA NT&SA may designate from time to time) at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

          "Subordinated Indebtedness" means Indebtedness of any Borrower which
     (i) is subordinated in priority of payment to the Obligations (including refinancings of the Obligations); (ii) has its first scheduled principal payment at least six months after the Revolving Termination Date (but may contain call provisions acceptable to the Majority Banks); (iii) contains no financial maintenance covenants, other than a net worth covenant acceptable to the Majority Banks, (iv) contains no cross default clause but may contain a cross acceleration clause with an automatic cross cure at any time prior to judgment; (v) contains no negative pledge clause; and (vi) contains a "fish or cut bait" provision of at least 180 days and a subsequent stop payment provision for events not known by the Agent at the time of the issuance of the prior stop payment notice.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Subsidiary Borrower" means System Software Associates Japan Limited Liability Company, a Delaware limited liability company, and any other Subsidiary of the Company which hereafter complies with the conditions precedent set forth in Section 5.3; and "Subsidiary Borrowers" means all of the foregoing, collectively;

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

          "Swap Reserve" means, at any time, an amount equal to 10% of the aggregate notional Dollar Equivalent amount of all Swap Contracts then in effect for the Borrowers; provided, that at such time as 10% of the aggregate notional Dollar Equivalent amount of all Swap Contracts of the Borrowers is less than $5,000,000, the Swap Reserve shall equal zero.

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

          "Type" has the meaning specified in the definition of "Loan."

          "UCP" has the meaning specified in Section 3.9.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which (other than directors' qualifying shares required by law) 100% of the voting stock or other equity interest of each class having ordinary voting power, and 100% of the voting stock or other equity interest of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

     1.4 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

                                  ARTICLE II

                                  THE CREDITS

     2.1 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to any Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding the amount set forth on Schedule 2.1 (such amount as the same may be reduced under Section 2.6 or as a result of one or more assignments under Section 12.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the aggregate principal Dollar Equivalent amount of all outstanding Loans plus the aggregate Dollar Equivalent amount of all L/C Obligations shall not at any time exceed the combined Commitments of all Banks minus the Swap Reserve. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1, prepay under Section 2.7 and reborrow under this Section 2.1.

     2.2 Loan Accounts. (a) The Loans made by each Bank and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more loan accounts or records maintained by such Bank or Issuing Bank in the ordinary course of business. The loan accounts or records maintained by the Agent, the Issuing Bank and each Bank shall be conclusive absent manifest error of the amount and Applicable Currency of the Loans made by the Banks to the respective Borrowers and the Letters of Credit Issued for the account of the respective Borrowers and the interest and principal payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

          (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note the date, amount, maturity and Applicable Currency of each Loan made by it and the amount of each payment of interest and principal made by the respective Borrower with respect thereto. Each such Bank is irrevocably authorized by the respective Borrower to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the respective Borrower hereunder or under any such Note to such Bank.

     2.3 Procedure for Borrowing. (a) Each Borrowing of Loans shall be made upon the irrevocable written notice of the Company delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) five Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans; (ii) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars; and
(iii) 8:00 a.m. (San Francisco time) on such Borrowing Date, in the case of Base Rate Loans, specifying:

                    (A)  the identity of the Borrower for the Borrowing;

                    (B) the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

                    (C) the requested Borrowing Date, which shall be a Business Day;

                    (D)  the Type of Loans comprising the Borrowing;

                    (E) in the case of Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period, such Interest Period shall be one month;

                    (F) in the case of a Borrowing comprised of Offshore Currency Loans, the Applicable Currency; and

                    (G) the account into which the proceeds of the Borrowing are to be deposited.

          (b) The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Agent for such Borrowing on the Computation Date therefor in accordance with subsection 2.5(a). Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate Dollar Equivalent amount of each Bank's Pro Rata Share of the Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Bank of the exact amount of such Bank's Pro Rata Share of the Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the respective Borrower on the Borrowing Date requested by the Company in Same Day Funds and in the Applicable Currency (i) in the case of a Borrowing comprised of Loans in Dollars, at the Agent's Payment Office by 11:00 a.m. (San Francisco time), (ii) in the case of a

Borrowing comprised of Offshore Currency Loans, at such place of payment and by such time as the Agent may specify. The proceeds of all such Loans will then be made available to the respective Borrower by the Agent at such office by crediting the account of such Borrower specified in the Notice of Borrowing with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

          (d) After giving effect to any Borrowing, there may not be more than fifteen (15) different Interest Periods in effect.

     2.4 Conversion and Continuation Elections. (a) The Company on behalf of any Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

               (i) elect, as of any Business Day, in the case of its Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of its Offshore Rate Loans denominated in Dollars, to convert any such Loans (or any part thereof in an amount not less than the Minimum Tranche) into Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue any of its Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided, that if at any time the aggregate amount of Offshore Rate Loans denominated in Dollars in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans denominated in Dollars shall automatically convert into Base Rate Loans, and on and after such date the right of the Company on behalf of the respective Borrower to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b) The Company on behalf of any Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 8:00 a.m. (San Francisco time) at least (i) five Business Days in advance of the Continuation Date if the Loans are to be continued as Offshore Currency Loans;
(ii) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars; and (iii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A) The identity of the Borrower of the Loans to be converted or continued;

                    (B)  the proposed Conversion/Continuation Date;

                    (C) the aggregate amount of Loans to be converted or continued;

                    (D) the Type of Loans resulting from the proposed conversion or continuation; and

                    (E) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans denominated in Dollars, the Company on behalf of the respective Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company on behalf of the respective Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If the Company on behalf of any Borrower has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fifth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.4(b), or if any Default or Event of Default shall then exist, subject to the provisions of subsection 2.5(d), the Company on behalf of such Borrower shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one month Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company on behalf the respective Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Company may not elect on behalf of any Borrower to have a Loan denominated in Dollars converted into or continued as an Offshore Rate Loan denominated in Dollars, or an Offshore Currency Loan continued on the basis of an Interest Period exceeding one month.

          (f) After giving effect to any conversion or continuation of Loans, there may not be more than fifteen (15) different Interest Periods in effect.

     2.5 Utilization of Commitments in Offshore Currencies. (a) The Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) L/C Obligations relating to an

Offshore Currency L/C as of the requested Issuance Date of such Offshore Currency L/C, (iii) outstanding Offshore Currency Loans and Offshore Currency L/C's as of the last Business Day of each month, and (iv) outstanding Offshore Currency Loans as of any redenomination date pursuant to Section 4.5 (each such date under clauses (i) through (iv) a "Computation Date").

          (b) In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Banks shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any of the Banks by 9:00 a.m. (San Francisco time) four Business Days prior to the day of such Borrowing that it is impossible for such Bank to provide Loans in the requested Offshore Currency due to the occurrence of events beyond such Bank's control, in which event the Agent will give notice to the respective Borrower no later than 5:00 p.m. (San Francisco time) on the fourth Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified the respective Borrower that any such Borrowing in a requested Offshore Currency is not then available, the respective Borrower shall be deemed automatically to have withdrawn the related Notice of Borrowing and the Borrowing requested therein shall not occur.

          (c) In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.4, the Banks shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Banks by 9:00 a.m. (San Francisco time) four Business Days prior to the day of such continuation that such Bank cannot continue to provide Loans in the relevant Offshore Currency due to the occurrence of events beyond such Bank's control, in which event the Agent will give notice to the respective Borrower not later than 5:00 p.m. (San Francisco time) on the fourth Business Day prior to the requested date of such continuation that the Offshore Currency is not than available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified the respective Borrower that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn.

          (d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Majority Banks, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the respective Borrower of any such redenomination and conversion request.

          (e) The Company shall be entitled to request that Loans or Letters of Credit hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that in the opinion of the Majority Banks is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternative Currency"). The Company shall deliver to the Agent any request for designation of an Agreed Alternate Currency in accordance with
Section 12.2, to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least eight Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternate Currency. Upon receipt of any such request the Agent will promptly notify the Banks thereof, and each Bank will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Company of the acceptance or rejection of any such request.

     2.6 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum Dollar Equivalent amount of $1,000,000 or any Dollar Equivalent multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding aggregate principal Dollar Equivalent amount of the Loans plus the then-outstanding aggregate Dollar Equivalent Amount of the L/C Obligations would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.7 Mandatory Optional Prepayments. (a) If on any date the Dollar Equivalent amount of L/C Obligations exceeds the L/C Commitment, the Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the amount of the L/C Commitment. Subject to
Section 4.4, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the aggregate principal Dollar Equivalent amount of all Loans then outstanding plus the Dollar Equivalent amount of all L/C Obligations exceeds the combined Commitments, the Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans and L/C Advances by an amount equal to the applicable excess.

     (b) Subject to Section 4.4, the Company on behalf of any Borrower may, at any time or from time to time, upon irrevocable notice to the Agent, ratably among the Banks prepay Loans in whole or in part, in minimum Dollar Equivalent amounts of $100,000 or any Dollar Equivalent multiple of $100,000 in excess thereof. The Company on behalf of the respective Borrower shall deliver a notice of prepayment in accordance with Section 12.2 to be received by the Agent not later than 9:00 a.m. (San Francisco time) in the case of clause (i) or (ii) and 8:00 a.m. (San Francisco time) in the case of clause (iii) (i) at least five Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Currency Loans, (ii) at least three Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Rate Loans in Dollars, and (iii) on the prepayment date if the Loans to be prepaid are Base Rate Loans. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, Offshore Rate Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by the Company on behalf of the respective Borrower and the Agent will promptly notify each Bank thereof and of such Bank's Pro Rata
Share of such prepayment.   The respective Borrower shall make such prepayment
and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

    2.8 Currency Exchange Fluctuations. Subject to Section 4.4, if on any Computation Date the Agent shall have determined that the aggregate Dollar Equivalent principal amount of all Loans then outstanding plus the Dollar Equivalent amount of all L/C Obligations then outstanding exceeds the combined Commitments of the Banks by more than $500,000, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Agent shall give notice to the Borrowers that a prepayment is required under this Section, and the Borrowers agree within ten (10) days of such notice to make prepayments of Loans such that, after giving effect to such prepayment the aggregate Dollar Equivalent amount of all Loans plus the Dollar Equivalent amount of all L/C Obligations does not exceed the combined Commitments.

    2.9 Repayment. The Borrowers shall repay to the Agent for the account of the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date and shall Cash Collateralize all L/C Obligations, if any, outstanding on such date.

    2.10 Interest Rates. (a) With respect to each Loan, the respective Borrower thereof hereby promises to pay interest on the unpaid principal amount thereof for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

              (i) While such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect;

              (ii) While such Loan is an Offshore Rate Loan, for each Interest Period commencing on a day upon which the aggregate principal Dollar Equivalent amount of all Loans plus all L/C Obligations then outstanding is less than or equal to $25,000,000, at a rate per annum equal to the Offshore Rate applicable to such Interest Period, plus 0.75% per annum; and

              (iii) While such Loan is an Offshore Rate Loan, for each Interest Period commencing on a day upon which the aggregate principal Dollar Equivalent amount of all Loans plus all L/C Obligations then outstanding is greater than $25,000,000, at a rate per annum equal to the Offshore Rate applicable to such Interest Period, plus the applicable margin, based on the Leverage Ratio then in effect, as set forth below:

         Leverage Ratio                             Margin
         --------------                             ------

         Less than or equal to 4.5                    .75
         Greater than 4.5 but less than
           or equal to 5.00                          1.00
         Greater than 5.00 but less
           than or equal to 5.25                     1.50
         Greater than 5.25 but less
           than or equal to 5.50                     2.00
         Greater than 5.50 but less
           than or equal to 5.75                     2.50
         Greater than 5.75                           3.00

    As of the Closing Date, the applicable margin for purposes of clause (iii) above is .75; the applicable margin for the aggregate principal amount of all Loans for purposes of clause (iii) above shall be adjusted automatically without giving effect to rounding, to the extent applicable, on the forty-fifth day after the end of each of the first three fiscal quarters of each fiscal year and on the ninetieth day after the end of each fiscal year, based on the Leverage Ratio as of the last day of the fiscal period then most recently ended; it being understood that if the Company fails to deliver the Compliance Certificate required by subsection 7.2(b) by the date required in subsection 7.2(b), the applicable margin shall be 3.0% for Offshore Rate Loans until such Compliance Certificate is delivered.

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.7 or 2.8 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

         (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists at the request of the Majority Banks or at all times after acceleration, a Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all of its outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the rate otherwise in effect hereunder for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the interest rate otherwise in effect hereunder plus 2%.

         (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, in lieu thereof, during any such period, the Borrowers shall pay such Bank interest at the highest rate permitted by applicable law.

    2.11 Fees. (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account as required by the letter agreement ("Fee Letter") between the Company and the Arranger dated January 20, 1995.

         (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization (including utilization of the L/C Commitment) for that quarter as calculated by the Agent, equal to 0.125 percent per annum. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 1995 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.6, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

    2.12 Computation of Fees and Interest. (a) All computations of all fees hereunder and of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) For purposes of determining utilization of each Bank's Commitment in order to calculate the commitment fee due under Section 2.11(b), the amount of any outstanding Offshore Currency Loan on any date shall be determined based upon the Dollar Equivalent amount as of the most recent Computation Date with respect to such Offshore Currency Loan.

         (c) Each determination of an interest rate or a Dollar Equivalent amount by the Agent shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error. The Agent will deliver to the Company and the Banks a statement showing the quotations used by the Agent in determining any interest rate.

    2.13 Payments by the Borrowers. (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the date specified herein as may be determined by the Agent and communicated in writing to the Company to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment received by the Agent later than 10:00 a.m. (San Francisco time), or later than the time specified by the Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         (c) Unless the Agent receives notice from the Company on behalf of the respective Borrower prior to the date on which any payment is due to the Banks that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

    2.14 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, in the case of Offshore Rate Loans, or 9:00 a.m. (San Francisco time) on the date of such Borrowing, in the case of Base Rate Loans, that such Bank will not make available as and when required hereunder to the Agent for the account of the respective Borrower the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the respective Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the respective Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.14(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the respective Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

    2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.9) with respect to such participation as fully as if such Bank were the direct creditor of the respective Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks and the Company following any such purchases or repayments.


                                  ARTICLE III
                                  -----------

                             THE LETTERS OF CREDIT
                             ---------------------

    3.1 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the

Closing Date to the Revolving Termination Date to issue Letters of Credit for the accounts of the Borrowers, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection 3.2(c) and 3.2(d), and
(B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the accounts of the Borrowers; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the aggregate Dollar Equivalent amount of all L/C Obligations plus the aggregate principal Dollar Equivalent amount of all Loans exceed the combined Commitments of all Banks minus the Swap Reserve, (2) the participation of any Bank in the aggregate Dollar Equivalent amount of all L/C Obligations plus the aggregate principal Dollar Equivalent amount of all Loans of such Bank exceeds such Bank's Commitment, or (3) the aggregate principal Dollar Equivalent amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

         (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

              (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

              (ii) the Issuing Bank has received written notice from any Bank, the Agent or any Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

              (iii) the expiry date of any requested Letter of Credit is, or any automatic extension date could be, after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

              (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank; or

              (v) such Letter of Credit would be issued for the purpose of supporting the issuance of any letter of credit by any other Person.

    3.2 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company on behalf of the respective Borrower received by the Issuing Bank (with a copy sent to the Agent) at least one Business Day in the case of Letters of Credit denominated in Dollars (and five Business Days in the case of Letters of Credit denominated in an Offshore Currency) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the identity of the applying Borrower; (ii) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (iii) the face amount of the Letter of Credit, and if such Letter of Credit is to be an Offshore Currency L/C, the Applicable Currency; (iv) the expiry date of the Letter of Credit; (v) the name and address of the beneficiary thereof; (vi) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vii) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (viii) such other matters as the Issuing Bank may require.

         (b) At least four Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the respective Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit (A) from the Agent directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (4) thereof or (B) pursuant to subsection

3.1(b); then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

         (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of the Company on behalf of the respective Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Agent) at least five days prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit.

         (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the respective Borrower and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business
Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit.

         (e) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any

Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

         (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

         (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit. The Agent will promptly notify the Banks of the Issuance by the Issuing Bank of any Letter of Credit or any amendment to or renewal of a Letter of Credit.

    3.3  Risk Participations, Drawings and Reimbursements.

         (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

         (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. The Company shall reimburse the Issuing Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event the respective Borrower, or in its place the Company, fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans in the amount of such draw (which, in the case of an Offshore Currency L/C, shall be the Dollar Equivalent amount of such draw on the Honor Date) be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

         (c) Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Agent for the account of the relevant Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (which, in the case of an Offshore Currency L/C, shall be the Dollar Equivalent amount of such drawing on the Honor Date), whereupon the participating Banks shall (subject to subsection 3.3(d)) each be deemed to have made a Loan consisting of a Base Rate Loan to the respective Borrower in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give written notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

         (d) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans to the Company in whole or in part, because of the respective Borrower's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, the respective Borrower shall be deemed to have incurred from the Issuing Bank a borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.3(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.

         (e) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2.

    3.4  Repayment of Participations.

         (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the respective Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section
3.3 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

         (b) If the Agent or the Issuing Bank is required at any time to return to the respective Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the respective Borrower to the Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

      3.5  Role of the Issuing Bank.

         (a) Each Bank and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

         (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for:
(i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

         (c) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers' pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    3.6 Obligations Absolute. The obligations of the Borrowers under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

              (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

              (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of a Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

              (iii) the existence of any claim, set-off, defense or other right that a Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

              (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

              (v) any payment by the Issuing Bank who is a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; or

              (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of a Borrower in respect of any Letter of Credit.

    3.7 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.7(a) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

    3.8  Letter of Credit Fees.

         (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit equal to the applicable margin applied to Offshore Rate Loans as set forth in Sections 2.10(ii) and 2.10(iii), as the case may be, of the average daily maximum Dollar Equivalent amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the

Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

         (b) Following the Issuance of five (5) Letters of Credit during any one calendar year, the Company shall pay to the Issuing Bank a letter of credit issuance fee for each Letter of Credit Issued by the Issuing Bank thereafter during such calendar year at a rate equal to the rate then customarily charged by the Issuing Bank, of which rate the Issuing Bank shall notify the Company in writing with a copy to the Agent. Such Letter of Credit issuance fee shall be due and payable on each date of Issuance of a Letter of Credit.

    3.9 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY
                     --------------------------------------

    4.1 Taxes. (a) With the sole exception of withholding taxes on interest payments paid to the Banks, any and all payments by the Borrowers to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrowers shall pay all Other Taxes.

         (b) The Company agrees to indemnify and hold harmless each Bank, the Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) arising in connection with this Agreement or any other Loan Document paid by the Bank, the Issuing Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. Payment under this indemnification shall be made within 30 days after the date the Bank, the Issuing Bank or the Agent makes written demand therefor.

         (c) With the sole exception of withholding taxes on interest payments paid to the Banks, if any Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank, the Issuing Bank or the Agent, then:

              (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings

    (including deductions and withholdings applicable to additional sums payable under this Section) such Bank, the Issuing Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

              (ii)  such Borrower shall make such deductions and withholdings;

              (iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) such Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies in a written invoice delivered to such Borrower as necessary to preserve the gross revenue the Bank would have received if such Taxes or Other Taxes had not been imposed.

         (d) Within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

         (e) If a Borrower is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by a Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

    4.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

         (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Borrowers shall, upon receipt by the Company of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or within five (5) Business Days after receipt of such notice, if the Bank may not lawfully continue to maintain such Offshore Rate Loan.

         (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

         (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

    4.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the respective Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    4.4 Funding Losses. Each Borrower shall reimburse each Bank and hold each Bank harmless from any reasonable, direct and supportable loss or expense which the Bank has sustained or incurred as a consequence of:

         (a) the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

         (b) the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

         (c) the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.7;

         (d) the prepayment (including pursuant to Section 2.8) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any actual, supportable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by such Borrower to the Banks under this Section and under subsection 4.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

    4.5 Inability to Determine Rates. If the Agent reasonably determines that adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.10(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan due to costs or other charges of the nature described in Section 4.3, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by them. If the Borrowers do not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the respective Borrower, in the amount specified in the applicable notice submitted by the respective Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans. In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

    4.6 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) a certified invoice setting forth in reasonable detail the amount payable to the Bank hereunder and such certified invoice shall be conclusive and binding on the Borrowers in the absence of manifest error.

    4.7 Substitution of Banks. Upon the receipt by the Borrowers from any Bank (an "Affected Bank") of a claim for compensation under Section 4.3, the Company may: (i) request the Agent to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

    4.8  Survival.  The agreements and obligations of the Company in this
Article IV shall survive the payment of all other Obligations.

                                   ARTICLE V

                              CONDITIONS PRECEDENT
                              --------------------

    5.1 Conditions of Initial Loans. The effectiveness of this Agreement and obligation of each Bank to make Loans hereunder is subject to the condition that the Agent have received each of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

         (a)  Credit Agreement.  This Agreement executed by each party thereto;

         (b)  Notes.  The Notes executed by each Borrower;

         (c)  Guaranty.  The Guaranty executed by the Company;

         (d)  Resolutions; Incumbency.

              (i) Copies of the resolutions of the board of directors of each Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Borrower; and

              (ii) A certificate of the Secretary or Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents (including notices of such Borrower pursuant to Section 2.3) to be delivered by it hereunder;

         (e) Organization Documents; Good Standing. Each of the following documents:

              (i) the articles or certificate of incorporation and the bylaws of each Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Borrower as of the Closing Date; and

              (ii) a good standing certificate and, if applicable, tax good standing certificate for each Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of incorporation and each jurisdiction where such Borrower is qualified to do business as a foreign corporation, each dated as of a recent date;

         (f) Legal Opinion. An opinion of Sachnoff & Weaver LTD, counsel to the Borrowers and addressed to the Agent and the Banks, substantially in the form of Exhibit D-1;

         (g) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA NT&SA to the extent invoiced prior to or on the Closing Date;

         (h) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

              (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date; and

              (ii)  no Default or Event of Default then exists;

         (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request reasonably.

    5.2 Conditions to All Borrowings and Letters of Credit. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.4 or of the Issuing Bank to issue any Letters of Credit or amend an outstanding Letter of Credit so as to extend its expiry date is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

         (a) Notice of Transaction. The Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation or the Issuing Bank shall have received the L/C Application or the L/C Amendment Application, as applicable;

         (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date, Conversion/Continuation Date, Issuance Date or date of extension, as the case may be, with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion, Issuance or extension.

Each Notice of Borrowing and Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by a Borrower hereunder shall constitute a representation and warranty by all Borrowers hereunder, as of the date of each such notice or application and as of each Borrowing Date, Conversion/Continuation

Date or Issuance Date or date of extension, as applicable, that the conditions in this Section 5.2 are satisfied.

    5.3 Addition of Subsidiary Borrowers. Upon not less than ten (10) Business Days' prior written notice from the Company to the Agent, additional Subsidiary of the Company may become Subsidiary Borrowers under this Agreement; provided that any such Subsidiary shall be organized under and shall maintain its principal place of business in a jurisdiction in which the Agent or one of its Affiliates shall maintain an office from which it is permitted under the laws of such jurisdiction to lend funds. The addition of such Subsidiary Borrowers shall be effective on such date (each, a "Subsequent Closing Date") on which the Agent shall have received each of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

         (a) Supplemental Signature Page. A Supplemental Signature Page executed by such Subsidiary Borrower;

         (b)  Note.  A Note executed by such Subsidiary Borrower;

         (c) Reaffirmation of Guaranty. A Reaffirmation of Guaranty executed by the Company acknowledging that the Guaranty shall apply to all Obligations of such Subsidiary Borrower;

         (d)  Resolutions; Incumbency.

              (i) Copies of the resolutions of the board of directors of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the respective Subsequent Closing Date by the Secretary or an Assistant Secretary of such Subsidiary Borrower; and

              (ii) A certificate of the Secretary or Assistant Secretary of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, the Supplemental Signature Page, and all other Loan Documents (including notices of such Borrower pursuant to Section 2.3) to be delivered by it hereunder;

         (e) Organization Documents; Good Standing. Each of the following documents:

              (i) the articles or certificate of incorporation and the bylaws of such Subsidiary Borrower as in effect on such Subsequent Closing Date, certified by the Secretary or Assistant Secretary of such Subsidiary Borrower as of such Subsequent Closing Date; and

              (ii) a good standing certificate and, if applicable, tax good standing certificate for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of incorporation and each jurisdiction where such Subsidiary Borrower is qualified to do business as a foreign corporation, each dated as of a recent date; and

         (f) Legal Opinion. In the case where such Subsidiary Borrower is organized under the laws of any state within the United States of America, an opinion of counsel to such Subsidiary Borrower and addressed to the Agent and the Banks, substantially in the form of Exhibit D-2.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

    The Company represents and warrants to the Agent and each Bank that:

    6.1  Corporate Existence and Power.  The Company and each of its
Subsidiaries:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

         (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrowers of this Agreement and each other Loan Document to which any Borrower is party, have been duly authorized by all necessary corporate action, and do not and will not:

         (a) contravene the terms of any of such Borrower's Organization Documents;

         (b) conflict in any material respect with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which such Borrower or its property is subject; or

         (c)  violate any Requirement of Law.

    6.3 Governmental Authorization. To the best of its knowledge, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrowers of the Agreement or any other Loan Document.

    6.4 Binding Effect. This Agreement and each other Loan Document to which any Borrower is a party constitute the legal, valid and binding obligations of each Borrower to the extent it is a party thereto, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    6.5 Litigation. Except as specifically disclosed in Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    6.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrowers. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 10.1(e).

    6.7  ERISA Compliance.  Except as specifically disclosed in Schedule 6.7:

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and
Section 8.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    6.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

    6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

    6.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated October 31, 1994 and October 31, 1993, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

              (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the Closing Date, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)  Since October 31, 1994, there has been no Material Adverse Effect.

    6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment

Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

    6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

    6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    6.16 Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16. Each of the Subsidiary Borrowers is a Wholly-Owned Subsidiary.

    6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

    6.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS
                             ---------------------

    So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

    7.1 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank (and the Agent, in turn, shall promptly deliver to the Banks):

         (a) as soon as available, but not later than ninety days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Price Waterhouse or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Agent;

         (b) as soon as available, but not later than forty-five days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 1995), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP

(subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

         (c) As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Company, a copy of the plan (including a projected closing consolidated balance sheet, income statement and funds flow statements) of the Company for each quarter of such fiscal year.

    7.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank (and the Agent, in turn, shall promptly deliver to the Banks):

         (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

         (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

         (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

         (d) promptly following the occurrence thereof, notice from a Responsible Officer that 10% of the aggregate notional Dollar Equivalent amount of all Swap Contracts of the Borrowers equals or exceeds $5,000,000; and

         (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the reasonable request of any Bank, may from time to time request.

    7.3 Notices. The Company shall promptly notify the Agent (who shall, in turn, promptly notify the Banks):

         (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) of any matter that has resulted or is likely to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

         (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent (who shall, in turn, promptly notify the Banks) a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

              (i)  an ERISA Event;

              (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

              (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

              (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

         (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

    7.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

         (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.3 and sales of assets permitted by Section 8.2;

         (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

         (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

    7.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 8.2. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

    7.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    7.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

         (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

         (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

    7.8 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    7.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

    7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. Representatives and independent contractors of the Agent and the Banks shall be bound by the provisions of Section 12.9.

    7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

    7.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.


                                  ARTICLE VIII

                               NEGATIVE COVENANTS
                               ------------------

    So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

    8.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date;

         (b)  any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7, provided that no notice of lien has been filed or recorded under the Code;

         (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f)  Liens on the property of the Company or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

         (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $500,000;

         (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

         (i) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

         (k) Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or such Subsidiary or (ii) on property created substantially contemporaneously with the date of acquisition or completion of construction thereof to secure or provide for all or a portion of the purchase price or cost of construction of such property or (iii) existing on property of a corporation at the time such corporation is merged into or consolidated with or is acquired by, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided, that such Liens do not extend to other property of the Company or any Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Liens does not exceed 100% of the lesser of the cost or fair market value (at the time of acquisition or completion of construction) of the property subject thereto; and provided further, that after giving effect to the acquisition of the assets subject to such Liens, no Default or Event of Default would exist.

    8.2 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory (including the sale or licensing of the Borrowers' computer software products), or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

         (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) after giving effect to any such disposition, no Default or Event of Default would exist, and
(ii) the assets which are subject to such disposition do not include accounts or notes receivable.

    8.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

         (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary; and

         (c)  Acquisitions which comply with the provisions of subsection
8.4(d).

    8.4 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

         (a) investments in cash equivalents, short term marketable securities and other securities consented to in writing by the Majority Banks;

         (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

         (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;

         (d) investments incurred in order to consummate Acquisitions otherwise permitted herein, provided that (i) the cash consideration paid by the Company and/or its Subsidiaries in connection with such Acquisition, together with the amount of Indebtedness and Contingent Obligations arising as part thereof, plus the cash consideration paid by the Company and/or its Subsidiaries in connection with all prior Acquisitions, together with the amount of Indebtedness and Contingent Obligations arising as a part thereof, undertaken by the Company and its Subsidiaries since July 31, 1993 plus the amount of payments of the type described in subsections 8.4(e) and 8.10(c) made by the Company and its Subsidiaries since July 31, 1993 shall not exceed at the time such payments are made the sum of (A) $13,000,000 plus (B) 50% of Consolidated Net Income (or less 100% of any net deficit) subsequent to July 31, 1993 plus (C) the net cash proceeds received by the Company after August 15, 1993 from the sale of shares of its common stock or evidences of Indebtedness which are subsequently converted into or exchanged for its common stock, and (ii) immediately after giving effect to such Acquisition no Default or Event of Default would exist,
(iii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iv) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and

         (e) the acquisition of equity interests in any Person other than an individual or a Subsidiary (which acquisition does not constitute an Acquisition) or the acquisition of additional equity units of, or capital contribution to, any Subsidiary, provided that (i) the payments made by the Company and its Subsidiaries with respect to any such acquisition or capital contribution, together with, in the case of acquisitions of equity interests in Persons other than an individual or a Subsidiary, the amount of Indebtedness and Contingent Obligations arising as part thereof, plus all other such payments made by the Company and its Subsidiaries, together with, in the case of acquisitions of equity interests in Persons other than an individual or a Subsidiary, the amount of Indebtedness and Contingent Obligations arising as part thereof, since July 31, 1993, plus the amount of payments of the type described in subsections 8.4(d) and 8.10(c) made by the Company and its Subsidiaries since July 31, 1993 shall not exceed at the time such payments are made the sum of (A) $13,000,000 plus (B) 50% of Consolidated Net Income (or less 100% of any net deficit) subsequent to July 31, 1993 plus (C) the net cash proceeds received by the Company after August 15, 1993 from the sale of shares of its common stock or evidences of Indebtedness which are subsequently converted into or exchanged for its common stock, and (ii) immediately after giving effect to such acquisition or capital contribution no Default or Event of Default would exist.

    8.5 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a)  Indebtedness incurred pursuant to this Agreement;

         (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

         (c)  Indebtedness existing on the Closing Date and set forth in
Schedule 8.5;

         (d) Indebtedness incurred in connection with leases permitted pursuant to Section 8.9;

         (e) Indebtedness secured by Liens permitted by subsection 8.1(k) in an aggregate amount outstanding not to exceed $5,000,000;

         (f)  Indebtedness permitted by subsection 8.4(c); and

         (g) Indebtedness complying with the requirements of subsections 8.4(d) or (e), provided, that such Indebtedness is owed to the Person who is the selling party in the associated transaction.

    8.6 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    8.7 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    8.8 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

         (a) endorsements for collection or deposit in the ordinary course of business;

         (b) Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions;

         (c) Contingent Obligations existing as of the Closing Date and listed in Schedule 7.8; and

         (d) Contingent Obligations complying with the requirements of subsections 8.4(d) or (e), provided that such Contingent Obligation is owed to the Person who is the selling party in the associated transaction.

    8.9 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

         (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

         (b) operating leases entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business; and

         (c) capital leases other than those permitted under clause (a) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate net present value of all future rental payments for all such capital leases shall not exceed in any fiscal year $5,000,000;

    8.10 Restricted Payments. The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except to:

         (a) declare and make dividend payments or other distributions payable solely in its common stock;

         (b) in the case of the Company, purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

         (c) in the case of the Company, declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided, that, (i) the value of such cash dividends and purchases, redemptions and other acquisitions since July 31, 1993 plus the amount of payments of the type described in subsections 8.4(d) and 8.4(e) made by the Company and its Subsidiaries since July 31, 1993 shall not exceed at the time such payments are made the sum of (A) $13,000,000 plus

(B) 50% of Consolidated Net Income (or less 100% of any net deficit) subsequent to July 31, 1993 plus (C) the net cash proceeds received by the Company after August 15, 1993 from the sale of shares of its common stock or evidences of Indebtedness which are subsequently converted into or exchanged for its common stock, and (ii) immediately after giving effect to such proposed action, no Default or Event of Default would exist; and

         (d) in the case of any Subsidiary, declare and make divided payments or other distributions to the Company or any other Subsidiary.

    8.11 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $200,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    8.12 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

    8.13 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.


                                   ARTICLE IX

                              FINANCIAL COVENANTS

    So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

    9.1 Net Worth. The Company shall not permit at any time its Consolidated Net Worth to be less than $73,000,000 plus the sum of 50% of its Consolidated Net Income (without reduction for any losses) as of the end of each fiscal quarter ending after July 31, 1993.

    9.2 Fixed Charge Ratio. The Company shall not permit at any time the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the most recently completed four fiscal quarters to be less than 3.5 to 1.0.

    9.3 Indebtedness Ratio. The Company shall not permit at any time the ratio of (a) Consolidated Indebtedness (but excluding any sums which arise under clause (g) of the definition of "Indebtedness") to (b) Consolidated Total Capitalization as in effect at the end of the fiscal quarter then most recently ended to be more than .60 to 1.00.

    9.4 Senior Indebtedness Ratio. The Company shall not permit at any time the ratio of (a) Consolidated Senior Indebtedness (but excluding any sums which arise under clause (g) of the definition of "Indebtedness") to (b) Consolidated Total Capitalization as in effect at the end of the fiscal quarter then most recently ended to be more than .40 to 1.00.

    9.5 Quick Ratio. The Company shall not permit its Quick Ratio at any time to be less than 1.0:1.0. For purposes hereof, "Quick Ratio" means, at any time, the ratio of (a) the sum of (i) (x) cash balances maintained by the Company and its Subsidiaries minus (y) any proceeds of Loans which are maintained in deposit accounts with the Agent or any Agent-Related Person, plus (ii) the lesser of (x) the Dollar Equivalent amount of all accounts receivables of the Company and its Subsidiaries less any write-offs in accordance with GAAP or (y) the product of nine and the amount of cash balances referenced in clause (a)(i) above to (b) the sum of (i) consolidated current liabilities of the Company and its Subsidiaries plus (ii) without double counting, the aggregate principal Dollar Equivalent amount of all Loans outstanding hereunder other than proceeds of Loans which are maintained in deposit accounts with the Agent or any Agent-Related Person.


                                   ARTICLE X

                               EVENTS OF DEFAULT
                               -----------------

    10.1 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. Any Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 7.1, 7.2, 7.3 or 7.10 or in Article VIII; or

         (d) Other Defaults. The Borrowers fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

         (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

         (f) Insolvency; Voluntary Proceedings. The Company or any Significant Subsidiary (i) admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Significant Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Significant Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Significant Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Significant Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000;
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000; or

         (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and without application to stay pending appeal for a period of 15 Business Days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and the same shall remain unsatisfied, unvacated and without application to stay pending appeal for a period of 15 Business Days after the entry thereof; or

         (k)  Change of Control.  There occurs any Change of Control.

    10.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

         (a) declare the commitment of each Bank to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) require the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit to be Cash Collateralized, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 10.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank.

    10.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE XI

                                   THE AGENT
                                   ---------

    11.1 Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article XI with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article XI, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

    11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

    11.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

    11.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

    11.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will inform the Banks and the Company of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article X; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

    11.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company and its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

    11.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

    11.8 Agent in Individual Capacity. BofA NT&SA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA NT&SA were not the

Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA NT&SA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, if any, BofA NT&SA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in NT&SA its individual capacity.

    11.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks and the Company. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks subject to the Company's reasonable consent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Sections 12.4 and 12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

Notwithstanding the foregoing, however, BofA NT&SA may not be removed as the Agent at the request of the Majority Banks unless BofA Illinois shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA Illinois.

    11.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

              (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

              (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

         (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


                                  ARTICLE XII

                                 MISCELLANEOUS
                                 -------------

    12.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and any Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Borrowers and acknowledged by the Agent, do any of the following:

         (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 10.2);

         (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

         (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

         (e) amend this Section, or Section 2.15, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

    12.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrowers by facsimile (i) shall be immediately confirmed by a telephone call and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on
Schedule 12.2; or, as directed to the Borrowers or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or XI shall not be effective until actually received by the Agent, and notices pursuant to Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on Schedule 11.2.

         (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person previously authorized by the Borrowers to give such notice and the Agent and the Banks shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the

Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

    12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    12.4  Costs and Expenses.  The Company shall:

         (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA NT&SA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 5.1(f)) for all reasonable, supportable and direct costs and expenses incurred by BofA NT&SA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA NT&SA (including in its capacity as Agent) with respect thereto; and

         (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 5.1(g)) for all reasonable and direct costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    12.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any

Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to liabilities resulting solely from the gross negligence or willful misfeasance or nonfeasance of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

    12.6 Payments Set Aside. To the extent that any Borrower makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

    12.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

    12.8 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Agent, the Issuing Bank and the Company, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $2,500.

         (b) From and after the date that the Agent receives the Company's consent, and notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) After receiving the Company's consent, and within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 12.8(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Commitment retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, the Agent and the Issuing Bank shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    12.9 Confidentiality. The Agent, the Issuing Bank and each Bank agree to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on such Company's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by a Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or any Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, that any Bank may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates provided that such Affiliates agree in writing to keep such information confidential to the same extent required by the Banks hereunder; provided further, that with respect to the foregoing clauses (B), (C), (D) and
(E), the respective Bank shall give prompt notice of such disclosure to the Company.

    12.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrowers against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank shall upon exercising its set-off rights to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

    12.11 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (excluding Attorney Costs) due and payable to the Agent, the Issuing Bank, BofA or the Arranger under the Loan Documents, the Borrowers hereby authorize BofA to debit with timely notice to the Company a prearranged deposit account of the Borrowers with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

    12.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent and the Company in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

    12.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    12.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    12.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

    12.16 Service of Process. Each Subsidiary Borrower hereby irrevocably appoints C.T. Corporation (the "Process Agent"), with an office on the date hereof at 208 South LaSalle Street, Chicago, Illinois 60604, United States, as its agent to receive on behalf of the Subsidiary Borrowers and their property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the respective Subsidiary Borrower at its address specified pursuant to Section
12.2. Such service may be made by mailing or delivering a copy of such process to the Subsidiary Borrower in care of the Process Agent at the Process Agent's above address, and the respective Subsidiary Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Subsidiary Borrowers agree to indemnify such Process Agent in connection with all matters relating to its appointment as agent of the Subsidiary Borrowers for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent's customary fees upon demand. Nothing in this Section 12.16 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrower, the Subsidiary Borrowers or their respective properties in the courts of any other jurisdictions.

    12.17 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWERS, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS.

    12.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                             SYSTEM SOFTWARE ASSOCIATES, INC.

                             By: _________________________
                             Title: ______________________


                             SYSTEM SOFTWARE ASSOCIATES
                             JAPAN LIMITED LIABILITY COMPANY


                             By: _________________________
                             Title: ______________________


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION,
                             as Agent

                             By: _________________________
                             Title: ______________________


                             BANK OF AMERICA ILLINOIS, as a Bank


                             By: _________________________
                             Title: ______________________


                             BANK OF AMERICA ILLINOIS, as
                             Issuing Bank


                             By: _________________________
                             Title: ______________________


                             AMERICAN NATIONAL BANK AND TRUST
                             COMPANY OF CHICAGO


                             By: _________________________
                             Title: ______________________

                                  SCHEDULE 2.1
                                  ------------



                                  COMMITMENTS
                                  -----------
                              AND PRO RATA SHARES
                              -------------------


                                                 Pro Rata
          Bank                   Commitment        Share
          ----                   ----------      --------

Bank of America Illinois         $25,000,000        50%

American National Bank and
  Trust Company of Chicago       $25,000,000        50%

        TOTAL                    $50,000,000        100%

                                 SCHEDULE 12.2
                                 -------------



                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                     --------------------------------------
                             ADDRESSES FOR NOTICES
                             ---------------------



BANK OF AMERICA NATIONAL TRUST
------------------------------
AND SAVINGS ASSOCIATION,
-----------------------
  as Agent

Bank of America National Trust
and Savings Association
Agency Management Services #5596
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:     Wendy M. Young
               Vice President
               Telephone: (415) 953-2506
               Facsimile: (415) 622-4894


BANK OF AMERICA ILLINOIS,
------------------------
  as Issuing Bank and as a Bank

Domestic and Offshore Lending Office:

Bank of America Illinois
200 West Jackson Boulevard
Chicago, IL  60697
Attention:  Lynn Themelis

               Telephone:   (312) 828-3809
               Facsimile:   (312) 974-9626

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

Bank of America Illinois
231 South LaSalle Street
Chicago, IL  60697
Attention:     James M. Tudor
               Vice President
               Telephone:  (312) 828-6766
               Facsimile:  (312) 828-1754

AMERICAN NATIONAL BANK AND
--------------------------
  TRUST COMPANY OF CHICAGO
  ------------------------
 as a bank

Domestic and Offshore Lending Office:

American National Bank and
  Trust Company of Chicago
33 North LaSalle Street
Chicago, IL  60690
Attention:     Isra Z. Ekbal
               Vice President
               Telephone:  (312) 661-5871
               Facsimile:  (312) 661-3566

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

American National Bank and
  Trust Company of Chicago
33 North LaSalle Street
Chicago, IL  60690
Attention:     Isra Z. Ekbal
               Vice President
               Telephone:  (312) 661-5871
               Facsimile:  (312) 661-3566